Exhibit 99.1

	PRESS RELEASE	Contact:	Bret J. Eckert
972-562-9473	April 23, 2024		Executive Vice President & Chief Financial Officer

ENCORE WIRE REPORTS FIRST QUARTER RESULTS
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) (“Encore Wire” or the “Company”) today announced results for the first quarter of 2024.
First Quarter Highlights
•First Quarter Earnings per diluted share of $3.92
•First Quarter Net Income of $63.3 million
•Gross Profit of 21.5% in the first quarter of 2024; 31.1% in the first quarter of 2023
•Copper volume shipped in the first quarter of 2024 increased 19.7% over the first quarter of 2023
•Cash on hand of $614.1 million as of March 31, 2024; $560.6 million as of December 31, 2023
•Capital expenditures of $34.2 million in the first quarter of 2024
Net sales for the first quarter ended March 31, 2024 were $632.7 million compared to $660.5 million in the first quarter ended March 31, 2023. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 19.7% in the first quarter of 2024 versus the first quarter of 2023. Aluminum unit volume also increased in the first quarter of 2024 versus the first quarter of 2023. The decrease in net sales dollars was driven by an anticipated decrease in the average selling prices in the first quarter of 2024 compared to the first quarter of 2023.
Gross profit percentage for the first quarter of 2024 was 21.5% compared to 31.1% in the first quarter of 2023. The average selling price of wire per copper pound sold decreased 16.2% in the first quarter of 2024 versus the first quarter of 2023, while the average cost of copper per pound purchased decreased 5.0%. The overall increase in total volumes shipped, offset by an anticipated decrease in the average selling price, resulted in the decreased gross profit margin in the first quarter of 2024 compared to the first quarter of 2023.
Net income for the first quarter of 2024 was $63.3 million versus $119.5 million in the first quarter of 2023. Fully diluted earnings per common share were $3.92 in the first quarter of 2024 versus $6.50 in the first quarter of 2023.
On a sequential quarter basis, net sales for the first quarter ended March 31, 2024 were $632.7 million compared to $633.8 million in the fourth quarter ended December 31, 2023. Copper unit volume, measured in pounds of copper contained in the wire sold, decreased 4.1% in the first quarter of 2024 versus the fourth quarter of 2023. Aluminum unit volume increased in the first quarter of 2024 compared to the fourth quarter of 2023. The slight decrease in net sales dollars was driven by a decrease in overall unit volume sold in the first quarter of 2024 compared to the fourth quarter of 2023, partially offset by increased average selling prices in the first quarter of 2024 compared to the fourth quarter of 2023.
Gross profit percentage for the first quarter of 2024 was 21.5% compared to 21.5% in the fourth quarter of 2023. The average selling price of wire per copper pound sold increased 3.2% in the first quarter of 2024 versus the fourth quarter of 2023, while the average cost of copper per pound purchased increased 3.6%. This resulted in a small increase of copper spreads during the quarter, partially offset by a decrease in the unit volume shipped, which resulted in a gross profit margin in the first quarter of 2024 consistent with the fourth quarter of 2023.
We believe the overall gross margin levels we experienced in the fourth quarter of 2023 and the first quarter of 2024 are representative of both current market conditions as well as the investments we have made and continue to make in improving our service model.
Net income for the first quarter of 2024 was $63.3 million versus $66.1 million in the fourth quarter of 2023. Fully diluted earnings per common share were $3.92 in the first quarter of 2024 versus $4.10 in the fourth quarter of 2023.

Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “We have experienced consistent, increased copper wire and cable demand from mid-2023, which continued through the first quarter of 2024. Our ability to capitalize on this demand and deliver unmatched speed and agility in serving our customers is a testament to our single-site, build-to-ship model, an important competitive advantage. Despite continued tightness in raw copper availability, our key suppliers continue to perform well and our teams are achieving high order fill rates. Coupled with our operational excellence, we are favorably positioned to meet customer demand going forward.
Our balance sheet remains very strong. We have no long-term debt, and our revolving line of credit remains untapped. We had $614.1 million in cash as of March 31, 2024. We also declared a $0.02 cash dividend during the first quarter.
We remain committed to reinvesting in our business with current and planned projects focused on increasing capacity, efficiency and vertical integration across our campus, which will continue to improve our service model. In 2023, we began construction of a state-of-the-art residential wire and cable manufacturing facility which will replace our original residential manufacturing plant, leveraging automation and advanced manufacturing technology to increase capacity, improve order fill and further modernize our campus. This investment will strengthen our position in the residential market segment while also supporting the production of feed wire used across our campus. We anticipate this facility will be substantially complete in early Q3 2024 and will help to further elevate our ability to ship 100% complete orders quickly.
Capital spending in 2024 through 2026 will further expand vertical integration in our manufacturing processes to reduce costs as well as modernize select wire manufacturing facilities to increase capacity and efficiency and improve our position as a sustainable and environmentally responsible company. Total capital expenditures were $164.5 million in 2023 and $34.2 million in the first three months of 2024. We expect total capital expenditures to range from $130 - $150 million in 2024, $130 - $150 million in 2025, and $100 - $120 million in 2026. We expect to continue to fund these investments with existing cash reserves and operating cash flows.
We continue to believe that our operational agility, speed to market, and deep supplier relationships remain competitive advantages in serving our customers’ evolving needs and capturing market share in the current economic environment. As we continue to address near-term challenges, we remain focused on the long-term opportunities for our business. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
Following the previously announced entry into the Agreement and Plan of Merger with Prysmian S.p.A. on April 14, 2024 and the pendency of the merger, which remains subject to stockholder approval and the satisfaction of or (to the extent permitted by law) waiver of other specified closing conditions, the Company will not host an earnings conference call.
Encore Wire Corporation is a leading manufacturer of a broad range of copper and aluminum electrical wire and cables, supplying power generation and distribution solutions to meet our customers’ needs today and in the future. The Company focuses on maintaining a low-cost of production while providing exceptional customer service, quickly shipping complete orders coast-to-coast. Our products are proudly made in America at our vertically-integrated, single-site, Texas campus.
The matters discussed in this news release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to the expected timing of the closing of the pending merger and expectations following the closing of the merger. Forward-looking statements can be identified by words such as: “anticipate”, “intend”, “plan”, “goal”, “seek”, “believe”, “project”, “estimate”, “expect”, “strategy”, “future”, “likely”, “may”, “should”, “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Therefore, you should not rely on any of these forward-looking statements. Examples of such uncertainties and risks include, but are not limited to, the possibility that we may be unable to obtain the required stockholder approval, antitrust or other regulatory approvals or that other conditions to consummation of the merger may not be satisfied, such that the merger may not be consummated or that the consummation may be delayed, the reaction of distributors, vendors, other partners and employees to the announcement or consummation of the merger, general macro-economic conditions, including risks associated with unforeseeable events such as pandemics, wars and other hostilities, emergencies or other disasters, risks associated with certain covenants in the Agreement and Plan of Merger that may limit or disrupt our current plans and operations, the amount of the costs, fees, expenses and charges related to the merger that may not be recovered if the merger is not consummated for any reason, the outcome of any legal proceedings that may be brought related to the merger, the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger, other risks and uncertainties described in Item 1A. Risk Factors, the pricing environment of copper, aluminum and other raw materials, our order fill rates, profitability and stockholder value, payment of future dividends, future purchases of stock, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of measures of financial performance calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance calculated and presented in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2023 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended March 31,
In Thousands	2024	2023
Net Income	$63,277	$119,483
Income Tax Expense	18,954	36,072
Interest Expense	102	100
Depreciation and Amortization	8,526	7,692
EBITDA	$90,859	$163,347

Encore Wire Corporation
Condensed Balance Sheets
(In Thousands)

	March 31, 2024	December 31, 2023
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$614,088	$560,635
Accounts receivable, net	471,246	475,291
Inventories, net	173,669	163,679
Income tax receivable	—	4,769
Prepaid expenses and other	3,151	6,201
Total current assets	1,262,154	1,210,575
Property, plant and equipment, net	779,017	756,863
Other assets	369	474
Total assets	$2,041,540	$1,967,912

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$84,355	$80,548
Accrued liabilities	69,157	79,590
Income taxes payable	14,895	—
Total current liabilities	168,407	160,138
Long-term liabilities:
Deferred income taxes and other	60,176	60,197
Total long-term liabilities	60,176	60,197
Total liabilities	228,583	220,335
Commitments and contingencies
Stockholders’ equity:
Common stock	274	273
Additional paid-in capital	108,452	106,035
Treasury stock	(867,222)	(867,222)
Retained earnings	2,571,453	2,508,491
Total stockholders’ equity	1,812,957	1,747,577
Total liabilities and stockholders’ equity	$2,041,540	$1,967,912

Encore Wire Corporation
Statements of Income
(In thousands, except per share data)

	Quarter Ended March 31,
	2024		2023
	(Unaudited)

Net sales	$632,661	100.0%	$660,492	100.0%
Cost of goods sold	496,672	78.5%	455,407	68.9%
Gross profit	135,989	21.5%	205,085	31.1%

Selling, general, and administrative expenses	61,088	9.7%	58,704	8.9%
Operating income	74,901	11.8%	146,381	22.2%

Net interest and other income	7,330	1.2%	9,174	1.4%
Income before income taxes	82,231	13.0%	155,555	23.6%

Provision for income taxes	18,954	3.0%	36,072	5.5%
Net income	$63,277	10.0%	$119,483	18.1%
Earnings per common and common equivalent share – basic	$4.02		$6.60
Earnings per common and common equivalent share – diluted	$3.92		$6.50
Weighted average common and common equivalent shares outstanding – basic	15,738		18,099
Weighted average common and common equivalent shares outstanding – diluted	16,143		18,369
Cash Dividends Declared per Share	$0.02		$0.02